Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Spherix Incorporated (the “Company”) on Amendment No. 2 of Form S-3 (File No. 333-198498) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 31, 2014, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2013 and for the year ended appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
November 10 , 2014